As filed with the Securities and Exchange Commission on December 22, 2006                                              Registration No.  333-70345

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________

UNITED RENTALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	06-1522496 (I.R.S. Employer Identification Number)

Five Greenwich Office Park
Greenwich, Connecticut 06831
(Address of Principal Executive Offices)
_______________

United Rentals, Inc. 1997 Stock Option Plan
United Rentals, Inc. 1998 Stock Option Plan
United Rentals, Inc. 1998 Supplemental Stock Option Plan
(Full Title of the Plans)
_______________

Wayland R. Hicks
Chief Executive Officer
United Rentals, Inc.
Five Greenwich Office Park
Greenwich, Connecticut 06831
(Name and Address of Agent for Service)

(203) 622-3131
(Telephone Number, Including Area Code,
of Agent for Service)

Copies to:
Thomas E. Molner, Esq.
Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York 10022
(212) 715-9100

UNITED RENTALS, INC.
POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY STATEMENT IN CONNECTION WITH THE FILING
OF A RELATED REGISTRATION STATEMENT ON FORM S-8
FILED PURSUANT TO INSTRUCTION E OF FORM S-8

Contemporaneously with the filing of this Post-Effective Amendment No. 1(this “Amendment”) to its Registration Statement on Form S-8 (File No. 333-70345) (the “Registration Statement”), United Rentals, Inc., a Delaware corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “Commission”) a new Registration Statement on Form S-8 (the “New Registration Statement”). The New Registration Statement relates to the registration among other offers and sales of shares of the Registrant’s Common Stock, of the offer and sale of 998,745 shares of the Registrant’s Common Stock, par value $.01 per share (the “Carryover Shares”), pursuant to the United Rentals, Inc. 2001 Comprehensive Stock Plan (the “Comprehensive Plan”). The Comprehensive Plan is sponsored by the Registrant.

The Registrant had originally registered the Carryover Shares pursuant to the Registration Statement on January 8, 1999, in anticipation of granting awards pursuant to the United Rentals, Inc. 1997 Stock Option Plan, the United Rentals, Inc. 1998 Stock Option Plan and the United Rentals, Inc. 1998 Supplemental Stock Option Plan (the “Old Plans”). The Comprehensive Plan is an amendment and restatement of the United Rentals, Inc. 2001 Senior Stock Plan, which was adopted by United Rentals’ Board of Directors on April 19, 2006, and approved by United Rentals’ stockholders on June 13, 2006. Following the filing of this Amendment, the Carryover Shares will no longer be available for new awards under the Old Plans. The Registrant desires to have the Carryover Shares included among the shares of the Common Stock whose offer and sale under the Comprehensive Plan is registered under the New Registration Statement.

Consequently, in accordance with the principles set forth in Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997 as supplemented) and Instruction E to Form S-8, (1) the Registrant is registering the offer and sale of the Carryover Shares pursuant to the Comprehensive Plan by means of the New Registration Statement, (2) the registration fee of $12,106.19 (out of a total registration fee of $60,607.00) that is allocable to the Carryover Shares, which the Registrant paid to the Commission in connection with the original filing of the Registration Statement, is carried over to the New Registration Statement, and (3) the Registration Statement is being amended on a post-effective basis to describe the change from the Old Plans to the Comprehensive Plan.

Pursuant to the Registration Statement, the Registrant also registered 4,001,255 shares under the Old Plans that are not being registered under the Comprehensive Plan. This Amendment has no impact on those shares.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on this 21st day of December, 2006.

            UNITED RENTALS, INC.

            By:  /s/ Wayland R. Hicks
            Name: Wayland R. Hicks
            Title:   Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Bradley S. Jacobs Bradley S. Jacobs	Chairman of the Board of Directors	December 14, 2006

/s/ Wayland R. Hicks Wayland R. Hicks	Director and Chief Executive Officer (Principal Executive Officer)	December 14, 2006

/s/ Martin E. Welch III Martin E. Welch III	Chief Financial Officer (Principal Financial Officer)	December 14, 2006

/s/ John Fahey John Fahey	Principal Accounting Officer	December 14, 2006

_______________ Leon D. Black	Director

_______________ Jenne Britell	Director

/s/ Howard L. Clark Howard L. Clark	Director	December 14, 2006

/s/ Michael S. Gross Michael S. Gross	Director	December 14, 2006

/s/ Singleton McAllister Singleton McAllister	Director	December 14, 2006

/s/ Brian McAuley Brian McAuley	Director	December 14, 2006

/s/ John S. McKinney John S. McKinney	Director	December 14, 2006

/s/ Jason Papastavrou Jason Papastavrou	Director	December 14, 2006

/s/ Mark Suwyn Mark Suwyn	Director	December 14, 2006

________________ Gerald Tsai, Jr.	Director

/s/ Lawrence Wimbush Lawrence Wimbush	Director	December 14, 2006